Exhibit 21.1

Subsidiaries of the Company	Jurisdiction of Organization
XOMA Technology Ltd.	Bermuda
XOMA (US) LLC	Delaware
XOMA UK Limited	United Kingdom
XRL 1 LLC	Delaware